Exhibit 10.2

Letter Agreement

This letter agreement (the “Agreement”) is being entered into as of September 20, 2023, by and between Pioneer Power Solutions, Inc., a Delaware corporation (the “Company”), and Nathan Mazurek, Chief Executive Officer of the Company (the “Executive Officer”).

RECITALS:

WHEREAS, in accordance with Section 1.07 of that certain Executive Officer’s Employment Agreement, dated March 30, 2012, as amended on November 11, 2014, June 30, 2016, March 30, 2020, and April 25, 2022, between the Company and the Executive Officer, the Compensation Committee of the Board of Directors of the Company granted the Executive Officer an award of restricted stock units (“RSUs”) covering 100,000 shares of the Company’s common stock pursuant to the Pioneer Power Solutions, Inc. 2021 Long-Term Incentive Plan (the “Incentive Plan”), with such RSUs being subject to the terms and conditions of the Incentive Plan and a Restricted Stock Unit Award Agreement (the “RSU Award”);

WHEREAS, 100,000 RSUs have vested on May 16, 2023, subject to the terms and conditions of the RSU Award, and the Company has issued an aggregate of 100,000 shares of common stock (the “Converted Shares”) to the Executive Officer upon vesting of the RSUs;

WHEREAS, in connection with the vesting of the RSUs, the Company paid, on the Executive Officer’s behalf, an aggregate amount of $272,829.32 to satisfy the Executive Officer’s income and payroll tax obligations (the “Tax Payment”), and the Company and the Executive Officer agreed that the Company would be reimbursed from payroll withholding, but the payroll withholding has not yet occurred as of the date of this Agreement; and

WHEREAS, the Company now desires to be reimbursed, and the Executive Officer now desires to reimburse the Company, for the remaining amount of the Tax Payment by surrender and cancellation of the Converted Shares.

AGREEMENT:

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Executive Officer hereby agrees to surrender to the Company for cancellation the number of Converted Shares (the “Surrendered Shares”) equal to the remaining Tax Payment immediately prior to the surrender, divided by the closing price of the Company’s common stock on the Nasdaq Capital Market as of the date this Agreement is approved by the Board of Directors of the Company. Upon such surrender of the Surrendered Shares, the Executive Officer authorizes and directs the officers and directors of the Company to reflect the surrender and cancellation of such Surrendered Shares in the Company’s books and records. The Company and the Executive Officer hereby agree that upon surrender and cancellation of the Surrendered Shares, the Company shall have been fully reimbursed for the remaining amount of the Tax Payment as of the date of this Agreement.

The Executive Officer hereby irrevocably covenants and agrees, from time to time and at any time after the date of this Agreement, to take all such further actions, to do all such things, and to execute and deliver, without limitation, any documents or instruments of transfer, conveyance, assignment and confirmation or provide any information as may be reasonably necessary to carry out and consummate the provisions of this Agreement and vest full title in the Surrendered Shares in the Company as soon as practicable. Time is of the essence with regard and reference to the foregoing sentence.

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IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first written above.

COMPANY:

PIONEER POWER SOLUTIONS, INC.

By:	/s/ Walter Michalec
Name:	Walter Michalec
Title:	Chief Financial Officer

EXECUTIVE OFFICER:

By:	/s/ Nathan Mazurek
Name:	Nathan Mazurek
Title:	Chief Executive Officer